Exhibit (a)(1)(F)

LETTER TO CLIENTS

PPW HOLDINGS LLC

Offers to Purchase
for cash any and all outstanding
6.00% Serial Preferred Stock (CUSIP NO. 695114801)
and 7.00% Serial Preferred Stock (CUSIP NO. 695114884)
of PACIFICORP
pursuant to the Offer to Purchase dated December 17, 2024

THE OFFERS AND WITHDRAWAL RIGHTS FOR EACH SERIES OF PREFERRED STOCK WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 24, 2025, UNLESS PPW HOLDINGS LLC EXTENDS OR EARLIER TERMINATES THE APPLICABLE OFFER.

December 17, 2024

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated December 17, 2024 (the “Offer to Purchase”), and the related letter of transmittal (the “Letter of Transmittal”) in connection with the offers by PPW Holdings LLC, a Delaware limited liability company (“Purchaser”) and an affiliate and sole holder of the common stock of PacifiCorp, an Oregon corporation (the “Company”), to purchase for cash any and all of the Company’s outstanding shares of (i) 6.00% Serial Preferred Stock (the “6.00% Preferred Stock” and such offer, the “6.00% Preferred Stock Offer”), and (ii) 7.00% Serial Preferred Stock (the “7.00% Preferred Stock” and, together with the 6.00% Preferred Stock, the “Preferred Stock” and such offer, the “7.00% Preferred Stock Offer” and, together with the 6.00% Preferred Stock Offer, the “Offers” and each, an “Offer”), at a purchase price of:

•        $155.00 per share of 6.00% Preferred Stock and

•        $180.00 per share of 7.00% Preferred Stock,

plus in each case Accrued Dividends (as defined in the Offer to Purchase), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offers”).

We or our nominees are the holder of record of shares of Preferred Stock held for your account. A tender of such shares of Preferred Stock can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender shares of Preferred Stock held by us for your account.

We request instructions as to whether you wish us to tender any or all of the shares of Preferred Stock held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1.      The offer price for the 6.00% Preferred Stock Offer is $155.00 per share of 6.00% Preferred Stock in cash, which will be paid without interest and subject to any withholding of taxes required by applicable legal requirements. The offer price for the 7.00% Preferred Stock Offer is $180.00 per share of 7.00% Preferred Stock in cash, which will be paid without interest and subject to any withholding of taxes required by applicable legal requirements.

2.      The Offers are being made for all outstanding shares of Preferred Stock.

3.      The Offers will expire at 5:00 P.M., New York City Time, on January 24, 2025, unless the applicable Offer is extended by Purchaser or earlier terminated. Previously tendered shares of Preferred Stock may be withdrawn at any time until the applicable Offer has expired, and if not previously accepted for payment at any time, after February 14, 2025, pursuant to SEC (as defined in the Offer to Purchase) regulations.

4.      The Offers are not subject to a financing condition. The obligation of Purchaser to accept for payment and pay for shares of Preferred Stock validly tendered (and not validly withdrawn) pursuant to the Offers is subject to the satisfaction of the conditions set forth in Section 6 of the Offer to Purchase.

If you wish to have us tender any or all of your shares of Preferred Stock, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your shares of Preferred Stock, all such shares of Preferred Stock will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the applicable Offer.

The Offers are being made to all holders of shares of Preferred Stock. Purchaser is not aware of any jurisdiction in which the making of the Offers or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If Purchaser becomes aware of any U.S. state in which the making of the Offers or the acceptance of shares of Preferred Stock pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offers will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of Preferred Stock in such state. In any jurisdictions where applicable laws require the Offers to be made by a licensed broker or dealer, the Offers shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM
With Respect to the Offers to Purchase
Any and All Outstanding Shares of
6.00% Serial Preferred Stock
and
7.00% Serial Preferred Stock
of
PACIFICORP
Pursuant to the Offer to Purchase dated December 17, 2024
by
PPW HOLDINGS LLC

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated December 17, 2024 (the “Offer to Purchase”), and the related letter of transmittal (the “Letter of Transmittal”), in connection with the offers by PPW Holdings LLC, a Delaware limited liability company (“Purchaser”) and an affiliate and sole holder of the common stock of PacifiCorp, an Oregon corporation (the “Company”), to purchase for cash any and all of the Company’s outstanding shares of (i) 6.00% Serial Preferred Stock (the “6.00% Preferred Stock” and such offer, the “6.00% Preferred Stock Offer”) and (ii) 7.00% Serial Preferred Stock (the “7.00% Preferred Stock” and, together with the 6.00% Preferred Stock, the “Preferred Stock” and together with the 6.00% Preferred Stock Offer, the “Offers” and each, an “Offer”), at a purchase price of $155.00 per share of 6.00% Preferred Stock and $180.00 per share of 7.00% Preferred Stock, plus in each case Accrued Dividends (as defined in the Offer to Purchase), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal.

The undersigned hereby instruct(s) you to tender to Purchaser the number of shares of Preferred Stock indicated below (or, if no number is indicated, all shares of Preferred Stock) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the applicable Offer.

The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then using registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure delivery by the expiration of the applicable Offer.

Number of shares of 6.00% Preferred Stock to be Tendered: ____________ shares*

Number of shares of 7.00% Preferred Stock to be Tendered: ____________ shares*

Dated, ________________, 202__

Account Number: ________________

SIGN HERE
Signature(s)

Name(s) (Please type or Print)
Address(es) (Include Zip Code)

Area Code and Telephone
Tax Identification Number or Social Security Number

____________

*        Unless otherwise indicated, it will be assumed that all shares of 6.00% Preferred Stock or 7.00% Preferred Stock, as applicable, held by us for your account are to be tendered.

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